THIRD AMENDMENT TO OPTION TO PURCHASE AND ROYALTY AGREEMENT

THIS THIRD AMENDMENT TO THE OPTION TO PURCHASE AND ROYALTY AGREEMENT made as of the 31st day of May, 2014.

BETWEEN:

KIUKIANG GOLD MINING COMPANY, a company duly incorporated under the laws of Jiangxi Province, China and having an address at 39 Lane 1199, Jiujiang City, Jiujiang, China

(hereinafter called " Kiukiang”)

OF THE FIRST PART

AND:

TIGER JIUJIANG MINING, INC., a company duly incorporated under the laws of the State of Wyoming, having its registered office at 1620 Central Avenue, Suite 202, Cheyenne, Wyoming, 82001

(hereinafter called "Tiger Jiujiang")

OF THE SECOND PART

WHEREAS, as a result of an initial delay in the completion of the work on phase I of the mineral exploration program and a subsequent delay in receipt of the engineering report on the work involved in phase I, Tiger Jiujiang and Kiukiang desire to amend that certain Option To Purchase And Royalty Agreement dated February 22, 2010, as amended on May 2, 2011, and on May 22, 2013, such as to extend the May 31, 2014, deadline for the completion of the second phase of the exploration program from May 31, 2014 to November 30, 2015 and to extend any and all dates in the Option to Purchase and Royalty Agreement by a period of eighteen (18) months.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises herein set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

The Option To Purchase And Royalty Agreement entered into between Tiger Jiujiang and Kiukiang dated February 22, 2010, is hereby amended in relevant part to read as follows:

3.	OPTION

3.1

Kiukiang hereby gives and grants to Tiger Jiujiang the sole and exclusive right and option to acquire 50% of the right, title and interest of Kiukiang in and to the Property, subject only to Kiukiang receiving the annual payments, shares and the Royalty, in accordance with the terms of this Agreement for and in consideration of the following:

(a)

Tiger Jiujiang, or its permitted assigns, incurring exploration expenditures on the Property of a further US $45,000 for aggregate minimum exploration expenses of US $60,000 on or before November 30, 2015; and

3.2

Upon exercise of the Option, Tiger Jiujiang agrees to pay Kiukiang, commencing May 31, 2018, the sum of US $25,000 per annum as prepayment of the Net Smelter Royalty for so long as Tiger Jiujiang, or its permitted assigns, hold any interest in the Property. Failure to make any such annual payment shall result in termination of this Agreement in accordance with Section 5.1.

3.3

Kiukiang further grants to Tiger Jiujiang the right to acquire an additional 25% of the right, title and interest of Kiukiang in and to the Property by the payment of US $10,000 and by incurring an additional US $50,000 in exploration expenditures on the Property on or before May 31, 2017.

5.	TERMINATION

5.1	Subject to Section 8, this Agreement and the Option will terminate:

	(a)	on November 31, 2015, at 11:59 P.M., unless on or before that date, Tiger Jiujiang has incurred exploration expenditures of a cumulative minimum of US $60,000 on the Property;

	(c)	at 11:59 P.M. on May 31 of each and every year, commencing on May 31, 2018, unless Tiger Jiujiang has paid to Kiukiang the sum of US $25,000 on or before that date.

All other terms, conditions and covenants of the Option To Purchase And Royalty Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Kiukiang Gold Mining Company

Per:	/s/ “Sun Yuen Chun
by its Authorized Signatory (Sun Yuen Chun)

TIGER JIUJIANG MINING, INC.

Per:	/s/ “Chang Ya-Ping”
by its Authorized Signatory (Chang Ya-Ping)